MANAGEMENT CONTRACT

         THIS AGREEMENT, dated as of this 1st day of May, 2003 (as amended and restated effective January 1, 2005 to reduce the fee payable pursuant to Section
8), between Pioneer Value Fund, a Delaware business trust (the "Trust"), and Pioneer Investment Management, Inc., a Delaware corporation (the "Manager").

                               W I T N E S S E T H

         WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and has filed with the Securities and Exchange Commission (the "Commission") a registration statement for the purpose of registering its shares for public offering under the Securities Act of 1933, as amended (the "1933 Act").

         WHEREAS, the parties hereto deem it mutually advantageous that the Manager should be engaged, subject to the supervision of the Trust's Board of Trustees and officers, to manage the Trust.

         NOW, THEREFORE, in consideration of the mutual covenants and benefits set forth herein, the Trust and the Manager do hereby agree as follows:

1. The Manager will regularly provide the Trust with investment research, advice and supervision and will furnish continuously an investment program for the Trust, consistent with the investment objectives and policies of the Trust. The Manager will determine from time to time what securities shall be purchased for the Trust, what securities shall be held or sold by the Trust and what portion of the Trust's assets shall be held uninvested as cash, subject always to the provisions of the Trust's Certificate of Trust, Agreement and Declaration of Trust, By-Laws and its registration statements under the 1940 Act and under the 1933 Act covering the Trust's shares, as filed with the Commission, and to the investment objective, policies and restrictions of the Trust, as each of the same shall be from time to time in effect, and subject, further, to such policies and instructions as the Board of Trustees of the Trust may from time to time establish. To carry out such determinations, the Manager will exercise full discretion and act for the Trust in the same manner and with the same force and effect as the Trust itself might or could do with respect to purchases, sales or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions.

2. The Manager will, to the extent reasonably required in the conduct of the business of the Trust and upon the Trust's request, furnish to the Trust research, statistical and advisory reports upon the industries, businesses, corporations or securities as to which such requests shall be made, whether or not the Trust shall at the time have any investment in such industries, businesses, corporations or securities. The Manager will use its best efforts in the preparation of such reports and will endeavor to consult the persons and sources believed by it to have information available with respect to such industries, businesses, corporations or securities.

3. The Manager will maintain all books and records with respect to the Trust's securities transactions required by subparagraphs (b)(5), (6), (9) and (10) and paragraph (f) of Rule 31a-1 under the 1940 Act (other than those records being maintained by the custodian or transfer agent appointed by the Trust) and preserve such records for the periods prescribed therefor by Rule 31a-2 under the 1940 Act. The Manager will also provide to the Board of Trustees such periodic and special reports as the Board may reasonably request.

4. Except as otherwise provided herein, the Manager, at its own expense, shall furnish to the Trust office space in the offices of the Manager, or in such other place as may be agreed upon from time to time, and all necessary office facilities, equipment and personnel for managing the Trust's affairs and investments, and shall arrange, if desired by the Trust, for members of the Manager's organization to serve as officers or agents of the Trust.

5. The Manager shall pay directly or reimburse the Trust for: (i) the compensation (if any) of the Trustees who are "affiliated persons" (as defined in the 1940 Act) of the Manager and all officers of the Trust as such; and (ii) all expenses not hereinafter specifically assumed by the Trust where such expenses are incurred by the Manager or by the Trust in connection with the management of the affairs of, and the investment and reinvestment of the assets of, the Trust.

6. The Trust shall assume and shall pay: (i) charges and expenses for fund accounting, pricing and appraisal services and related overhead, including, to the extent such services are performed by personnel of the Manager or its affiliates, office space and facilities, and personnel compensation, training and benefits; (ii) the charges and expenses of auditors; (iii) the charges and expenses of any custodian, transfer agent, plan agent, dividend disbursing agent, registrar or any other agent appointed by the Trust; (iv) issue and transfer taxes chargeable to the Trust in connection with securities transactions to which the Trust is a party; (v) insurance premiums, interest charges, dues and fees for membership in trade associations and all taxes and corporate fees payable by the Trust to federal, state or other governmental agencies; (vi) fees and expenses involved in registering and maintaining registrations of the Trust and/or its shares with federal regulatory agencies, state or blue sky securities agencies and foreign jurisdictions, including the preparation of prospectuses and statements of additional information for filing with such regulatory authorities; (vii) all expenses of shareholders' and Trustees' meetings and of preparing, printing and distributing prospectuses, notices, proxy statements and all reports to shareholders and to governmental agencies; (viii) charges and expenses of legal counsel to the Trust and the Trustees; (ix) any fees paid by the Trust in accordance with Rule 12b-1 promulgated by the Commission pursuant to the 1940 Act; (x) compensation of those Trustees of the Trust who are not affiliated with, or "interested persons" of, the Manager, the Trust (other than as Trustees), Pioneer Investment Management USA Inc. or Pioneer Funds Distributor, Inc.; (xi) the cost of preparing and printing share certificates; (xii) interest on borrowed money, if any; and (xiii) any other expense that the Trust, the Manager or any other agent of the Trust may incur (A) as a result of a change in the law or regulations,
(B) as a result of a mandate from the Board of Trustees with associated costs of a character generally assumed by similarly structured investment companies or
(C) that is similar to the expenses listed above, and that is approved by the Board of Trustees (including a majority of the Independent Trustees) as being an appropriate expense of the Trust.

7. In addition to the expenses described in Section 6 above, the Trust shall pay all brokers' and underwriting commissions chargeable to the Trust in connection with securities transactions to which the Trust is a party.

8. The Trust shall pay to the Manager, as compensation for the Manager's services and expenses assumed hereunder, a fee as set forth below. Management fees payable hereunder shall be computed daily and paid monthly in arrears.

a) The fee payable hereunder shall be composed of the Basic Fee (defined below) and a Performance Adjustment (defined below) to the Basic Fee based upon the investment performance of the Trust in relation to the investment record of a securities index determined by the Trustees of the Trust to be appropriate over the same period. The Trustees have designated the Russell 1000 Value Index (the "Index") for this purpose; provided, however, that for all periods prior to May 1, 2003, the securities index shall be the Lipper Growth and Income Fund Index.

b) From time to time, the Trustees may by a vote of the Trustees of the Trust voting in person, including a majority of its Trustees who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any such parties, determine 1) that another securities index is a more appropriate benchmark than the Index for purposes of evaluating the performance of the Trust; and/or 2) that a Class of shares of the Trust other than Class A is most appropriate for use in calculating the Performance Adjustment. After ten days' written notice to the Manager, a successor index (the "Successor Index") may be substituted for the Index in prospectively calculating the Performance Adjustment; and/or a different Class of shares may be substituted in calculating the Performance Adjustment. However, the calculation of that portion of the Performance Adjustment attributable to any portion of the performance period prior to the adoption of the Successor Index will still be based upon the Trust's performance compared to the Index. The use of a different Class of shares for purposes of calculating the Performance Adjustment shall apply to the entire performance period so long as such Class was outstanding at the beginning of such period. In the event that such Class of shares was not outstanding for all or a portion of the Performance Period, it may only be used in calculating that portion of the Performance Adjustment attributable to the period during which such Class was outstanding and any prior portion of the Performance Period shall be calculated using Class A shares.

c) The Basic Fee is equal to a fee at the annual rate of 0.60% per annum of the Trust's average daily net assets up to $5 billion, 0.575% on the next $5 billion and 0.550% on the excess over $10 billion.

d) The Performance Adjustment consists of an adjustment to the monthly Basic Fee to be made by applying a Performance Adjustment rate to the average net assets of the Trust over the Performance Period. The resulting dollar figure will be added to or subtracted from the Basic Fee depending on whether the Trust experienced better or worse performance than the Index.

         The Performance Adjustment rate is 0.01% per annum for each percentage point rounded to the nearer point (the higher point if exactly one-half point) that the Trust's investment performance for the period was better or worse than the record of the Index as then constituted. The maximum Performance Adjustment is 0.10% per annum. In addition, as the Trust's average daily net assets over the Performance Period may differ substantially from the Trust's average daily net assets during the current year, the Performance Adjustment may be further adjusted to the extent necessary to insure that the total adjustment to the Basic Fee on an annualized basis does not exceed 0.10%.

         The Performance Period shall consist of a rolling 36 month period consisting of the most recently completed month and the previous 35 months.

         The Trust's investment performance will be measured by comparing the
(i) opening net asset value of one Class A share of the Trust on the first business day of the performance period with (ii) the closing net asset value of one Class A share of the Trust as of the last business day of such period. In computing the investment performance of the Trust and the investment record of the Index, distributions of realized capital gains, the value of capital gains taxes per share paid or payable on undistributed realized long-term capital gains accumulated to the end of such period and dividends paid out of investment income on the part of the Trust, and all cash distributions of the companies whose stock comprise the Index, will be treated as reinvested in accordance with Rule 205-1 or any other applicable rule under the Investment Advisers Act of 1940, as the same from time to time may be amended.

         The computation of the Performance Adjustment will not be cumulative. A positive fee adjustment will apply even though the performance of the Trust over some period of time shorter than the performance period has been behind that of the Index, and, conversely, a negative fee adjustment will apply for the month even though the performance of the Trust over some period of time shorter than the performance period has been ahead of that of the Index.

e) An appropriate percentage (based on the number of days in the current month) of the annual Performance Adjustment rate shall be multiplied by the average of the net assets of the Trust (computed in the manner set forth in the Declaration of Trust of the Trust adjusted as provided above, if applicable) determined as of the close of business on each business day through out the performance period. The resulting dollar amount is added to or deducted from the Basic Fee.

9. The Management Fee payable hereunder shall be computed daily and paid monthly in arrears. In the event of the termination of this Agreement, the Basic Fee then in effect shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in such month. The amount of any Performance Adjustment to the Basic Fee will be computed on the basis of and applied to net assets averaged over the 36 month period ending on the last business day on which this Agreement is in effect.

10. The Manager may from time to time agree not to impose all or a portion of its fee otherwise payable hereunder (in advance of the time such fee or a portion thereof would otherwise accrue) and/or undertake to pay or reimburse the Trust for all or a portion of its expenses not otherwise required to be borne or reimbursed by the Manager. Any such fee reduction or undertaking may be discontinued or modified by the Manager at any time.

11. It is understood that the Manager may employ one or more sub-investment advisers (each a "Subadviser") to provide investment advisory services to the Trust by entering into a written agreement with each such Subadviser; provided, that any such agreement first shall be approved by the vote of a majority of the Trustees, including a majority of the Trustees who are not "interested persons" (as defined in the 1940 Act) of the Trust, the Manager or any such Subadviser, and otherwise approved in accordance with the requirements of the 1940 Act or an exemption therefrom. The authority given to the Manager in Sections 1 through 13 hereof may be delegated by it under any such agreement; provided, that any Subadviser shall be subject to the same restrictions and limitations on investments and brokerage discretion as the Manager. The Trust agrees that the Manager shall not be accountable to the Trust or the Trust's shareholders for any loss or other liability relating to specific investments directed by any Subadviser, even though the Manager retains the right to reverse any such investment because, in the event a Subadviser is retained, the Trust and the Manager will rely almost exclusively on the expertise of such Subadviser for the selection and monitoring of specific investments.

12. The Manager will not be liable for any error of judgment or mistake of law or for any loss sustained by reason of the adoption of any investment policy or the purchase, sale, or retention of any security on the recommendation of the Manager, whether or not such recommendation shall have been based upon its own investigation and research or upon investigation and research made by any other individual, firm or corporation, but nothing contained herein will be construed to protect the Manager against any liability to the Trust or its shareholders by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

13. Nothing in this Agreement will in any way limit or restrict the Manager or any of its officers, directors, or employees from buying, selling or trading in any securities for its or their own accounts or other accounts. The Manager may act as an investment adviser to any other person, firm or corporation, and may perform management and any other services for any other person, association, corporation, firm or other entity pursuant to any contract or otherwise, and take any action or do any thing in connection therewith or related thereto; and no such performance of management or other services or taking of any such action or doing of any such thing shall be in any manner restricted or otherwise affected by any aspect of any relationship of the Manager to or with the Trust or deemed to violate or give rise to any duty or obligation of the Manager to the Trust except as otherwise imposed by law. The Trust recognizes that the Manager, in effecting transactions for its various accounts, may not always be able to take or liquidate investment positions in the same security at the same time and at the same price.

14. In connection with purchases or sales of securities for the account of the Trust, neither the Manager nor any of its directors, officers or employees will act as a principal or agent or receive any commission except as permitted by the 1940 Act. The Manager shall arrange for the placing of all orders for the purchase and sale of securities for the Trust's account with brokers or dealers selected by the Manager. In the selection of such brokers or dealers and the placing of such orders, the Manager is directed at all times to seek for the Trust the most favorable execution and net price available except as described herein. It is also understood that it is desirable for the Trust that the Manager have access to supplemental investment and market research and security and economic analyses provided by brokers who may execute brokerage transactions at a higher cost to the Trust than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Manager is authorized to place orders for the purchase and sale of securities for the Trust with such brokers, subject to review by the Trust's Trustees from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Manager in connection with its or its affiliates' services to other clients. In addition, subject to the Manager's obligation to seek the most favorable execution and net price available, the Manager may consider the sale of the Trust's shares in selecting brokers and dealers.

15. On occasions when the Manager deems the purchase or sale of a security to be in the best interest of the Trust as well as other clients, the Manager may, to the extent permitted by applicable laws and regulations, aggregate the securities to be sold or purchased in order to obtain the best execution and lower brokerage commissions, if any. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Manager in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Trust and to such clients.

16. This Agreement shall become effective on the date hereof and shall remain in force until December 31, 2004 and from year to year thereafter, but only so long as its continuance is approved in accordance with the requirements of the 1940 Act or an exemption therefrom, subject to the right of the Trust and the Manager to terminate this contract as provided in Section 17 hereof.

17. Either party hereto may, without penalty, terminate this Agreement by vote of its Board of Trustees or Directors, as the case may be, or by vote of a "majority of the outstanding voting securities" (as defined in the 1940 Act) of the Trust or the Manager, as the case may be, and the giving of 60 days' written notice to the other party.

18. This Agreement shall automatically terminate in the event of its assignment. For purposes of this Agreement, the term "assignment" shall have the meaning given it by Section 2(a)(4) of the 1940 Act.

19. The Trust agrees that in the event that neither the Manager nor any of its affiliates acts as an investment adviser to the Trust, the name of the Trust will be changed to one that does not contain the name "Pioneer" or otherwise suggest an affiliation with the Manager.

20. The Manager is an independent contractor and not an employee of the Trust for any purpose. If any occasion should arise in which the Manager gives any advice to its clients concerning the shares of the Trust, the Manager will act solely as investment counsel for such clients and not in any way on behalf of the Trust.

21. This Agreement states the entire agreement of the parties hereto, and is intended to be the complete and exclusive statement of the terms hereof. It may not be added to or changed orally and may not be modified or rescinded except by a writing signed by the parties hereto and in accordance with the 1940 Act, when applicable.

22. This Agreement and all performance hereunder shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.

23. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

24. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers and their seal to be hereto affixed as of the day and year first above written.

ATTEST:                                      PIONEER VALUE FUND



/s/Christopher J. Kelley                     /s/Dorothy E. Bourassa
---------------------------                  ---------------------------
Christopher J. Kelley                        Dorothy E. Bourassa
Assistant Secretary                          Secretary


ATTEST:                                    PIONEER INVESTMENT MANAGEMENT, INC.


/s/Christopher J. Kelley                   /s/Osbert M. Hood
---------------------------                ---------------------------

Christopher J. Kelley                      Osbert M. Hood
Assistant Secretary                        President and Chief Executive Officer